Filed pursuant to
                                                                Rule 424(b)(2)
                                                      Registration No. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series D
                               U.S. $1,000,000,000
                     Global Medium-Term Subordinated Notes, Series D Due From 9 Months to 60 Years From Date of Issue

      Amended Pricing Supplement, dated February 22, 1996, to Pricing Supplement, dated February 5, 1996 (as so amended, the "Pricing Supplement") to Prospectus Supplement, dated August 7, 1995 (the "Prospectus Supplement"); to Prospectus, dated August 7, 1995 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              DESCRIPTION OF NOTES

      The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR Senior Floating Rate Notes Due February 26,
                              2003 (the "LIBOR Notes").
Aggregate
  Principal Amount:           $5,000,000.00.

Issue Date:                   February 26, 1996.

Stated Maturity Date:         February 26, 2003.

Interest Rate Index:          Six Month LIBOR.

Spread:                       Plus 40.0 basis points.

Initial Interest Rate:        Six Month  LIBOR  plus  0.40%,  as  determined
                              on the second Market Day preceding the Issue Date.

Interest Rate:                For each Interest  Period,  Six Month LIBOR
                              plus 0.40%,  as  determined  on the related  LIBOR
                              Interest Determination Date, or in the case of the Initial Interest Rate, the second Market Day preceding the Issue Date.

Maximum Interest Rate:        The  Interest  Rate is  subject  to a cap of 9.25%
                              per annum.

Interest Commencement Date:   February 26, 1996.

Interest Payment Dates:       Semi-annually,  on the 26th day of each  February
                              and August   (subject  to  modified   following
                              business day convention), commencing August 26, 1996, and at Stated Maturity.

Interest Period:              Semi-annually.

Interest Reset Dates:         The 26th day of each February and August.

LIBOR Interest
  Determination Dates:        Pertaining  to an  Interest  Reset  Date,  the
                              second Market Day preceding such related Interest
                              Reset Date.

Index Maturity:               Six Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The Notes are not subject to redemption.

Sinking Fund:                 The LIBOR Notes are not subject to any sinking
                              fund.

Exchange Listing:             The  LIBOR  Notes will be listed on the Luxembourg
                              Stock Exchange.

Denominations:                $1,000,000

Form of Notes:                The Notes will initially be represented by a
                              temporary global note and will be exchangeable only for a permanent global note 45 days after the Issue Date.

Calculation Agent:            Citibank, N.A.

Selling Agent:                IBJ International plc.

Commission:                   .090%.

Price to Public:              100%.

Common Code:                  6398804.

ISIN:                         XS006398804-1.